Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 2, 2013 with respect to the consolidated financial statements as of and for the years ended December 31, 2012 and 2011 of Black Raven Energy, Inc., which are attached as Exhibit 13.1 in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Expert.”

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
Certified Public Accountants

Leawood, Kansas

Date: August 13, 2013